Contacts: Dennis Long, President & CEO Pacific Financial Corporation Douglas N. Biddle, EVP & CFO Bank of the Pacific 360.537.4061

News Release

Douglas N. Biddle Named EVP and Chief Financial Officer of Bank of the Pacific

ABERDEEN, WA – February 13, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today announced that Douglas N. Biddle was named Executive Vice President and Chief Financial Officer of Bank of the Pacific, effective February 10, 2014. Biddle will also serve as Treasurer of the holding company succeeding Denise Portmann, who was recently promoted to President and CEO of the Bank. Portmann will work with Biddle over the next several weeks to transition her current responsibilities.

“We are delighted to welcome Doug to our management team,” said Dennis Long, President and Chief Executive Officer. “With over 30 years of executive banking experience, he brings a track record of success in the industry and a unique blend of strategic financial skills. His proven leadership and stellar reputation in the banking community will provide a strong complement to our executive team.”

Formerly with PremierWest Bancorp as their Executive Vice President and CFO, Biddle also served as President and CEO of Plumas Bancorp, a California community Bank from 2005 through 2010. During his twenty year career at Plumas Bancorp, Biddle has served in various executive positions including Chief Administrative Officer, Chief Financial Officer and Chief Operating Officer.

Biddle earned his BA in Political Science from the University of California-Davis and an MBA from UCLA. He is a Certified Management Accountant and a former National Bank Examiner with the Office of the Comptroller of the Currency.

“Pacific Financial is one of the leading community financial institutions in the Pacific Northwest. I am very pleased to join such an accomplished executive team,” said Biddle. “Bank of the Pacific has a stellar business reputation and the talent on hand to expand on its strong foundation and continue to deliver superior service throughout its communities.”

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of December 31, 2013, the Company has total assets of $705.0 million and operates 16 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Transmitted on GlobeNewswire on February 13, 2014, at 1:00 p.m., Pacific Time.